Exhibit 10.1
<<DATE>>
<PR_GIVEN_NAME> <PR_SURNAME>
<PR_STREET_ADDRESS>
<PR_LOCALITY>, <PR_STATE_OR_PROVINCE> <PR_POSTAL_CODE>

Re: Grant of [Incentive][Nonstatutory] Stock Option

Option Shares:	Grant Date:

Price per share:	Vesting Base Date:

Option control no.:	Expiration Date:

Dear <PR_GIVEN_NAME>:
     I am pleased to confirm that the Company has granted you an option to purchase shares of our common stock under the NuVasive, Inc. 2004 Equity Incentive Plan (the “Plan”). To accept your stock option, please click the “accept this option” button below. Capitalized terms used herein (but not defined) have the meanings ascribed to such terms in the Plan.
General terms
     Your option is intended to be [an incentive][a nonstatutory] option. The basic terms of your option grant are identified in the information block at the top of this offer letter, but other important terms and conditions are described in the plan. We encourage you to carefully review the plan, a copy of which can be found in the attached link.
Purchase and payment
     Subject to the plan, your options vest (becomes exercisable) 25% on the first anniversary of the Vesting Base Date. The balance vests in 36 successive equal installments upon Optionee’s completion of each additional month of service measured from the first anniversary of the Vesting Base Date. In no event shall any additional Option Shares vest after Optionee’s cessation of service.
     Notwithstanding the vesting schedule described above, fifty percent (50%) of your then unvested options shall fully vest and become exercisable immediately upon the consummation of a Fundamental Transaction. Further, all options shall fully vest and become exercisable in the event of your “Involuntary Termination” within twelve (12) months following a Fundamental Transaction. The term “Involuntary Termination” means an involuntary Termination for reasons other than death, disability or cause (as reasonably determined by the Company).
     If you decide to purchase shares under this option, you will be required to complete the transaction online through E-Trade and have it approved by the company as well as submit payment for the shares. You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment listed in section 6.4(c) of the plan and permitted by the Administrator at the time you wish to exercise. Shares available under this option must be purchased, if at all, no later than the Expiration Date.
Your incentive options are being granted in anticipation of your future performance. We value your efforts and look forward to your continued contribution
Sincerely,
Alex Lukianov
Chairman, President and CEO